UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 13, 2013
(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement material pursuant to Rule 14a14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement material pursuant to Rule 13e-4(c) under the Exchange Act (17 CFE 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 13, 2013, the Board of Directors of Equity LifeStyle Properties, Inc. (NYSE:ELS; the “Company”) increased the size of the Board by two members and elected Ms. Marguerite Nader and Mr. William Young to fill the vacancies created by the increase in the number of directors.
Ms. Nader, age 44, has served as the Company’s President and Chief Executive Officer since February 1, 2013. Ms. Nader served as the Company's President from October 18, 2012 to January 31, 2013; President and Chief Financial Officer from May 2012 to October 18, 2012; Executive Vice President and Chief Financial Officer from December 2011 to May 2012; Executive Vice President - New Business Development from February 2011 to December 2011; Executive Vice President - Sales and Marketing from February 2009 to February 2011; Senior Vice President of New Business Development from January 2007 to February 2009; Vice President of New Business Development from January 2001 to January 2007; and Vice President of Asset Management from January 1998 to January 2001. Ms. Nader has been employed with the Company since 1993.
Mr. Young, age 48, has been managing partner and co-founder of Hyperion Homes LLC and Ranieri Residential, LLC, single family housing investment platforms for Ranieri Partners LLC, an investment firm, since June 2012. Mr Young was managing director and a member of the investment committee for the distressed debt fund of Equity Group Investments from 2009 to 2011. Mr. Young was a partner at Goldman Sachs & Co. and Goldman Sachs International from 2001 to 2008 where he held a variety of positions including co-head of the European Mortgage Department and co-head of the Global Infrastructure Investment Fund. Mr. Young worked at Citigroup and Citibank from 1987 to 2001 where he worked in Leveraged Finance, Commercial Real Estate work-outs and ultimately led the firm's European Securitization and Real Estate Finance Group.

Item 8.01    Other Events

On March 13, 2013, the Company's Board of Directors also declared a dividend of $0.50 per common share, representing, on an annualized basis, a dividend of $2.00 per common share.  The dividend will be paid on April 12, 2013 to stockholders of record on March 29, 2013.  The Company’s Board of Directors also declared a dividend of $0.421875 per depositary share (each representing 1/100 of a share of the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock) (NYSE: ELSPrC), which represents, on an annualized basis, a dividend of $1.6875 per depositary share.  The dividend will be paid on April 1, 2013 to stockholders of record on March 21, 2013.
    On March 15, 2013, the Company issued a press release clarifying the previously announced March 29, 2013 record date for its first quarter 2013 common dividend, stating that because the New York Stock Exchange will be closed on March 29, 2013 for a holiday, stockholders will need to be record holders on March 28, 2013 to be eligible for the common share dividend.
This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, and the expected effect of recent acquisitions on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•
the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2013 estimated net income and funds from operations;

•	the Company’s ability to manage counterparty risk;

•
in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of the recent acquisitions and the Company’s estimates regarding the future performance of recent acquisitions;

•	unanticipated costs or unforeseen liabilities associated with the recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Equity LifeStyle Properties, Inc. owns or has an interest in 383 quality properties in 32 states and British Columbia consisting of 142,682 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.
EQUITY LIFESTYLE PROPERTIES, INC.

By:/s/ Paul Seavey
Paul Seavey
Senior Vice President, Chief Financial Officer and Treasurer

Date: March 18, 2013